As filed with the Securities and Exchange Commission on November 5, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

POSTAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	83-2586114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

75 Columbia Avenue Cedarhurst, NY	11516
(Address of Principal Executive Offices)	(Zip Code)

Postal Realty Trust, Inc. 2019 Equity Incentive Plan

(Full title of the plan)

Andrew Spodek

Chief Executive Officer

75 Columbia Avenue

Cedarhurst, NY 11516
(Name and address of agent for service)

(516) 295-7820

(Telephone number, including area code, of agent for service)

Copies to:

James V. Davidson

Catalina S. Parkinson

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street NW

Washington, DC 20004

Telephone: (202) 637 5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Postal Realty Trust, Inc., a Maryland corporation (the “Company” or “Registrant”) is filing this registration statement on Form S-8 to register an additional 1,500,000 shares of its Class A common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under the Postal Realty Trust, Inc. Equity Incentive Plan (as amended and restated, to date, the “Plan”) including issuances under the Alignment of Interest Program, as amended and restated, effective April 27, 2020 under the Plan. These shares of Common Stock are of the same class of securities for which (i) Registration Statement on Form S-8 (File No. 333-251082) was filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on December 2, 2020 and (ii) Registration Statement on Form S-8 (File No. 333-268152) was filed by the Registrant with the Commission on November 4, 2022 (together the “Prior Registration Statements”).

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission, which shall be deemed a part hereof:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Commission on February 27, 2025;

(2) The Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended on March 31, 2025, June 30, 2025, and September 30, 2025 filed with the Commission on May 1, 2025, August 4, 2025 and November 4, 2025, respectively;

(3) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from its Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 2, 2025;

(4) The Registrant’s Current Reports on Form 8-K filed with the Commission on May 9, 2025, May 19, 2025, only disclosure under Item 5.02 of the Form 8-K Filed with the Commission on June 18, 2025, only disclosure under Item 8.01 of the Form 8-K filed with the Commission on August 4, 2025, September 22, 2025, and only disclosure under Item 5.02 of the Form 8-K filed with the Commission on September 25, 2025; and

(5) The Registrant’s description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on May 7, 2019, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director of officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

●	any present or former director or officer of our company who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses, with the approval of our Board of Directors, to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our executive officers and directors whereby we will indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director. In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Postal Realty LP, the partnership of which we serve as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed or incorporated by references as part of this Registration Statement:

Number	Description

4.1	Articles of Amendment and Restatement of Postal Realty Trust, Inc., dated as of May 19 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on June 27, 2019).

4.2	Amended and Restated Bylaws of Postal Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 8, 2023).

4.3	Postal Realty Trust, Inc. 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-11/A filed on May 7, 2019, File No. 333-230684).

4.4	Amended and Restated Postal Realty Trust, Inc. Alignment of Interest Program (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2020).

5.1*	Opinion of Venable LLP.

10.1	Amendment No. 1 to the Postal Realty Trust, Inc. 2019 Equity Incentive Plan, effective as of June 26, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2020).

10.2	Amendment No. 2 to the Postal Realty Trust, Inc. 2019 Equity Incentive Plan, effective as of June 18, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2021).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Venable LLP (included as part of Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedarhurst, State of New York, on November 5, 2025.

POSTAL REALTY TRUST, INC.

By:	/s/ Andrew Spodek
Andrew Spodek
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Spodek, Stephen Bakke and Jeremy Garber, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 5, 2025.

Signature	Title

/s/ Andrew Spodek	Chief Executive Officer and Director
Andrew Spodek	(Principal Executive Officer)

/s/ Jeremy Garber	President, Treasurer and Secretary
Jeremy Garber

/s/ Stephen Bakke	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Stephen Bakke

/s/ Matt Brandwein	Executive Vice President and Chief Accounting Officer
Matt Brandwein	(Principal Accounting Officer)

/s/ Patrick R. Donahoe	Director
Patrick R. Donahoe

/s/ Anton Feingold	Director
Anton Feingold

/s/ Jane Gural-Senders	Director
Jane Gural-Senders

/s/ Barry Lefkowitz	Director
Barry Lefkowitz